Exhibit 99.1

Press Release

VIA NET.WORKS and Claranet Execute Definitive Agreements for Sale of All VIA Operations

Claranet to provide bridge financing of up to $7 million

AMSTERDAM, The Netherlands, May 2  — VIA NET.WORKS, Inc. (Nasdaq: VNWI; Euronext), a provider of business communication solutions to small- and medium-sized enterprises in Europe and the U.S., today announced that it has executed definitive agreements for the sale of all the company’s operations to Claranet, an independent and privately held European internet service provider, for $26.4 million in cash. Claranet has also agreed to provide a loan facility providing bridge financing of up to $7 million through the close of the transaction.

VIA noted that key terms of the transaction are as follows:

•      Claranet will acquire all of VIA’s European and U.S. businesses, including its brands “VIA NET.WORKS”, “Amen” and “PSINet Europe” for $26.4m in cash at closing

•      Claranet will also acquire certain assets and liabilities pertaining to VIA’s centralized back-office financial, network management and technical support systems held by the group parent VIA NET.WORKS, Inc.

•      VIA NET.WORKS will remain responsible for its corporate headquarters staff, other than those employees offered employment by Claranet, and all liabilities and expenses of the group parent

•      The transaction will be subject to approval by the VIA shareholders; a proxy statement will be distributed describing the transaction and sale agreement following filing with and review by the Securities and Exchange Commission

•      For the period beginning on June 1, 2005 through the closing of the transaction, Claranet will provide an interim working capital facility up to €5.37m, or approximately $7 million, secured by pledges by VIA of shares in certain of its European subsidiaries; the closing purchase price would be reduced by the amount that VIA draws down on this facility

•      Between signing and closing VIA will be required to operate its business in the ordinary course and in accordance with the provisions of the sale agreement and the loan facility agreement.

The executed agreements are subject to various conditions to completion, including the absence of a material adverse change in VIA’s business through the date of completion. There can be no assurance that VIA will achieve completion of the proposed transaction.

The agreements, signed on April 30, follow closely the letter of intent by the parties announced on April 11, described in detail in the company’s Form 10-K for the year ended December 31, 2004 on file with the Securities and Exchange Commission.  The company stated that it expects to file shortly with the SEC a form 8-K, which will include a copy of the sale and purchase and the facility agreements, containing full details of the proposed transaction.

Ray Walsh, VIA’s Chief Executive Officer, stated: “We are pleased to come to final agreements with Claranet and look forward to completion of the transaction.  This is a good result for VIA’s shareholders in light of our previously announced cash situation.  Our customers will benefit from the renewed stability and commitment that Claranet will bring to the combined group of companies.”

Charles Nasser, Claranet’s Chief Executive Officer, stated:  “The combination of VIA and Claranet builds on the group’s success over the past nine years to create a formidable competitor in the pan-European communications market; businesses will have a strong alternative to the incumbent providers for their communications requirements.  We are excited about working with VIA’s existing customers and providing them with a renewed commitment for delivering superior service capabilities.”

On completion of the proposed sale to Claranet, VIA expects to initiate a process to wind up, pay off its liabilities and other amounts owed and distribute remaining funds to its shareholders. Further financial details, including pro forma estimates of amounts expected to be distributed to shareholders after payment of liabilities and expenses, will be provided in VIA’s proxy statement to its shareholders.

In early March, VIA disclosed that it was seeking financing or a buyer for the company on an expedited basis due to an urgent liquidity problem.  VIA has earlier noted that if the sale to Claranet is not completed, there can be no assurance that VIA can obtain an alternative solution to VIA’s liquidity issues.  In that event, and unless VIA could find such an alternative solution, VIA would have insufficient funds to continue to operate as a going concern.

About VIA NET.WORKS, Inc.

VIA NET.WORKS, Inc. (Nasdaq: VNWI; Euronext) is a leading provider of business communication solutions to small- and medium-sized businesses in Europe and the United States. VIA offers a comprehensive portfolio of business communications services, including hosting, security, connectivity, networks, voice and professional services. Website: http://www.vianetworks.com.

About CLARANET

Claranet originated in the UK in 1996 and has since become one of the most successful independent Internet Service Providers in Europe, with operations also in France, Spain, and Germany. For business users across Europe, Claranet is able to provide managed connectivity and web hosting services, e-commerce, Leased Lines, DSL, VPNs and security products. Website: http://www.clara.net.

VIA Contacts

Investor contact:		Media contact:
Michael Geczi		Piers Schreiber
Tel:	1 212 681 1700, ext. 156	Tel:	+31 20 502 0072
Cell:	1 917 439 8377	Cell:	+31 65 535 8087
Fax:	1 212 681 6961	Fax:	+31 20 502 0001
Email:	mgeczi@torrenzano.com	Email:	pschreiber@vianetworks.com